Exhibit 99.1

Sonic Automotive, Inc. Announces Second Quarter Results

CHARLOTTE, N.C. – July 29, 2008 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced that second quarter 2008 earnings from continuing operations were $20.1 million, or $0.49 per diluted share, compared to $28.8 million, or $0.62 per diluted share, in the prior year period.

“This quarter’s results are in line with our revised earnings target,” said President and Chief Strategic Officer B. Scott Smith. “We have seen some improvement in our July business compared to the relatively weak industry experience the entire sector saw in June but the overall market remains challenged. We continue to see the benefit of the automotive retailing model and believe the changes we are making in light of the current economic environment will benefit our Company well into the future.”

Presentation materials for the Company’s earnings conference call at 11:00 A.M. (Eastern) on July 29, 2008 can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the right side of the screen.

To access the live broadcast of the conference call over the Internet go to: www.sonicautomotive.com.

A live audio of the conference call will be accessible to the public by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling: (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #55356748.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 166 franchises. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to July business activity. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (Unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Revenues
New retail vehicles	$1,049,472	$1,128,335	$2,029,199	$2,156,505
Fleet vehicles	120,507	101,030	228,099	189,835
Total new vehicles	1,169,979	1,229,365	2,257,298	2,346,340
Used vehicles	379,522	351,333	749,310	670,590
Wholesale vehicles	82,467	98,260	166,802	203,972

Total vehicles	1,631,968	1,678,958	3,173,410	3,220,902
Parts, service and collision repair	294,608	283,478	587,581	561,606
Finance, insurance and other	52,943	52,352	103,636	99,129

Total revenues	1,979,519	2,014,788	3,864,627	3,881,637
Total gross profit	310,755	313,697	613,512	609,364
SG&A expenses	(242,042)	(232,366)	(481,690)	(461,378)
Depreciation	(8,879)	(8,327)	(16,744)	(13,825)

Operating income	59,834	73,004	115,078	134,161
Interest expense, floor plan	(11,502)	(16,645)	(24,723)	(32,342)
Interest expense, other	(14,794)	(8,871)	(26,778)	(17,548)
Other (expense) / income	26	74	97	90

Income from continuing operations before taxes	33,564	47,562	63,674	84,361
Income taxes	(13,431)	(18,722)	(25,470)	(33,256)

Income from continuing operations	20,133	28,840	38,204	51,105
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(13,319)	(3,532)	(18,836)	(6,781)
Income tax benefit	3,997	1,060	5,651	2,035

Loss from discontinued operations	(9,322)	(2,472)	(13,185)	(4,746)

Net income	$10,811	$26,368	$25,019	$46,359

Diluted:
Weighted average common shares outstanding	43,421	47,987	43,633	47,963
Earnings per share from continuing operations	$0.49	$0.62	$0.92	$1.11
Loss per share from discontinued operations	$(0.22)	$(0.05)	$(0.30)	$(0.10)

Earnings per share	$0.27	$0.57	$0.62	$1.01

Gross Margin Data (Continuing Operations):
Retail new vehicles	7.5%	7.4%	7.4%	7.4%
Fleet vehicles	1.3%	2.6%	1.7%	2.4%
Total new vehicles	6.8%	7.0%	6.8%	7.0%
Used vehicles retail	8.5%	9.3%	8.7%	9.5%
Total vehicles retail	7.2%	7.5%	7.3%	7.6%
Wholesale vehicles	(2.2%)	(1.3%)	(1.7%)	(0.6%)
Parts, service and collision repair	50.0%	50.8%	49.9%	50.5%
Finance, insurance and other	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.7%	15.6%	15.9%	15.7%
SG&A Expenses (Continuing Operations):
Personnel	$136,924	$135,044	$271,948	$264,271
Advertising	17,224	16,039	33,529	31,122
Facility rent	21,410	24,880	46,419	49,840
Other	66,484	56,403	129,794	116,145

Total	$242,042	$232,366	$481,690	$461,378
SG&A Expenses as % of Gross Profit
Personnel	44.1%	43.0%	44.3%	43.4%
Advertising	5.5%	5.1%	5.5%	5.1%
Facility rent	6.9%	7.9%	7.6%	8.2%
Other	21.4%	18.1%	21.1%	19.0%

Total	77.9%	74.1%	78.5%	75.7%
Operating Margin %	3.0%	3.6%	3.0%	3.5%

	Three Months Ended		Six Months Ended
Unit Data (Continuing Operations):	6/30/2008	6/30/2007	6/30/2008	6/30/2007
New retail units	32,187	33,780	61,028	64,021
Fleet units	4,558	4,677	8,913	8,413
Used units	18,871	17,443	37,266	33,702
Wholesale units	10,505	10,814	20,814	22,639
Average price per unit:
New retail vehicles	$32,605	$33,402	$33,250	$33,684
Fleet vehicles	26,439	21,601	25,592	22,564
Used vehicles	20,111	20,142	20,107	19,898
Wholesale vehicles	7,850	9,086	8,014	9,010
Other Data:
Same store revenue percentage changes:
New retail	(13.0%)		(11.6%)
Fleet	2.9%		7.4%
Total New Vehicles	(11.7%)		(10.1%)
Used	2.7%		6.6%
Parts, service and collision repair	(0.8%)		(0.1%)
Finance, insurance and other	(2.1%)		1.4%
Total	(7.8%)		(6.1%)

Balance Sheet Data:

	6/30/2008	12/31/2007
ASSETS
Current Assets:
Cash and cash equivalents	$11,381	$16,514
Receivables, net	279,740	347,309
Inventories	1,156,208	1,093,017
Assets held for sale	114,263	87,342
Other current assets	36,477	35,879

Total current assets	1,598,069	1,580,061
Property and Equipment, Net	396,841	286,591
Goodwill, Net	1,250,363	1,276,074
Other Intangibles, Net	108,684	111,342
Other Assets	28,565	28,676

TOTAL ASSETS	$3,382,522	$3,282,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Floor plan notes payable	$1,159,953	$1,125,670
Other current liabilities	230,421	247,658
Liabilities associated with assets held for sale	50,929	48,592
Current maturities of long-term debt	134,983	4,197

Total current liabilities	1,576,286	1,426,117
LONG-TERM DEBT	647,652	697,800
OTHER LONG-TERM LIABILITIES	224,267	227,999
STOCKHOLDERS’ EQUITY	934,317	930,828

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,382,522	$3,282,744